Exhibit 99.1

FOR IMMEDIATE RELEASE

Avangrid Statement on

PNM Resources, Inc. Merger

ORANGE, CT, January 2, 2024 — AVANGRID, Inc. (NYSE: AGR), a leading sustainable energy company and member of the Iberdrola Group, issued the following statement today on the previously announced merger agreement with PNM Resources, Inc. (PNM).

“Since 2020, Avangrid, a national leader in clean energy, has fought to gain approval of its merger with PNM, a merger that would bring over $300 million in benefits to PNM consumers and communities and utilize the company’s vast experience, and the experience of Iberdrola, S.A., a global leader at the forefront of the energy transition, to help the state achieve its clean energy goals. Avangrid and PNM had obtained all the necessary regulatory approvals for the closing of the merger by the end of 2022 except the approval of the New Mexico Public Regulation Commission. However, with the close of 2023 there is still no clear timing on the resolution of the court review of the New Mexico regulator’s denial of the merger nor any subsequent regulatory actions. Avangrid has terminated the merger agreement because all final regulatory approvals were not received by December 31, 2023, the end date under the merger agreement after which either Avangrid or PNM could terminate the merger agreement if the merger had not yet been consummated. In connection with the termination of the merger agreement, the commitment letter, pursuant to which Iberdrola agreed to provide or arrange for funds to the extent necessary for Avangrid to consummate the merger, terminated automatically by its terms.

Avangrid intends to continue to focus on its robust growth opportunities, with over $9 billion in incremental capital projects organically secured during the pendency of the merger. We will focus on delivering over $5 billion in capital projects under our New York and Maine multi-year rate plans plus an incremental $2 billion in capital projects related to clean energy transmission in New York (CLCPA II), repowering over $5 billion of renewable assets under the benefits of the Inflation Reduction Act, and developing new renewable energy projects, including powering Vineyard Wind, the first large scale offshore wind project in the nation, which will further cement Avangrid as a national leader in clean energy.

While our merger agreement with PNM has been terminated, we remain more than ever steadfast in our commitment to New Mexico in the development of wind and solar renewables, helping explore options in the new hydrogen economy, and delivering on the partnership with the Navajo Nation to achieve its clean energy future.

Also, with no major transaction consummated in 2023, we reaffirm our EPS and Adjusted EPS 2023 guidance as presented without the impact of Renewables transactions that we had previously provided during our third quarter earnings presentation on October 26, 2023.

Avangrid will continue its national and global legacy of climate stewardship by working tirelessly to bring clean, affordable, and renewable energy to New Mexico and the 23 states we operate in across the nation.”

Forward Looking Statements

Certain statements in this press statement may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “would,” “could,” “can,” “expect(s),” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),” “assume(s),” “guide(s),” “target(s),”“forecast(s),” “are (is) confident that” and “seek(s)” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the current reasonable beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors are discussed and should be reviewed in our Form 10-K and other subsequent filings with the SEC. Specifically, forward-looking statements include, without limitation: the impact of the termination of the proposed merger with PNMR on the Corporation; future financial performance, anticipated liquidity and capital expenditures; actions or inactions of local, state or federal regulatory agencies; adverse publicity or other reputational harm; changes in amount, timing or ability to complete capital projects; and other presently unknown unforeseen factors. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this report, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Other risk factors are detailed from time to time in our reports filed with the SEC, and we encourage you to consult such disclosures.

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About Avangrid: Avangrid, Inc. (NYSE: AGR) aspires to be the leading sustainable energy company in the United States. Headquartered in Orange, CT with approximately $41 billion in assets and operations in 24 U.S. states, Avangrid has two primary lines of business: networks and renewables. Through its networks business, Avangrid owns and operates eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Through its renewables business, Avangrid owns and operates a portfolio of renewable energy generation facilities across the United States. Avangrid employs more than 7,500 people and has been recognized by JUST Capital in 2021, 2022 and 2023 as one of the JUST 100 companies – a ranking of America’s best corporate citizens. In 2023, Avangrid ranked first within the utility sector for its commitment to the environment. The company supports the U.N.’s Sustainable Development Goals and was named among the World’s Most Ethical Companies in 2023 for the fifth consecutive year by the Ethisphere Institute. Avangrid is a member of the group of companies controlled by Iberdrola, S.A. For more information, visit www.avangrid.com.

Media Contact:

Kimberly Harriman

kimberly.harriman@avangrid.com

203-343-4481

Investor Relations Contact:

Charlotte Ancel

Charlotte.Ancel@avangrid.com

203-997-7366